Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

310.954.1105

Limoneira Company Announces Passing of Chairman of the Board, Alan M. Teague

Santa Paula, CA., September 16, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, is saddened to announce the death of Alan M. Teague, a civic-minded community leader in Santa Paula, California, and a director and the Chairman of the Board of the Company. Mr. Teague died on September 11, 2014 after suffering a stroke at the age of 76.

Harold S. Edwards, President and Chief Executive Officer of the Company, stated, “So much of Limoneira’s spirit and culture is attributable to Alan Teague.  He was relentlessly supportive of our management team and took great comfort in the way the Company was operating and moving forward.  I know he was proud of all that Limoneira stands for today, and I know that he was proud of all that we are doing.  We each owe a huge debt of gratitude to Alan Teague and I know that his spirit lives on within Limoneira.”

Pursuant to the Company’s bylaws, the President of the Company, Harold S. Edwards, will perform the duties of the Chairman of the Board until a successor is appointed.  The Board of Directors has begun the process to identify qualified successors to the directorship and the Chairman of the Board.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,600 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.